Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Chanticleer Holdings, Inc. (the “Company”) of our report dated April 1, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of Chanticleer Holdings, Inc. and Subsidiaries as of December 31, 2018 and 2017 and the consolidated statements of operations, comprehensive loss, equity and cash flows for the years then ended, which is included therein. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
November 27, 2019